                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                      the Securities Exchange Act of 1934



        Date of Report (Date of earliest event reported): July 26, 1996



                     NEW HAMPSHIRE THRIFT BANCSHARES, INC.


             (Exact name of registrant as specified in its charter)
                    (Address of principal executive offices)




       New Hampshire                 0-17859                  02-0430695
       -----------------           ------------             --------------
       State or other jurisdiction   Commission file    I.R.S. Employer
        of Incorporation             Number                  Number



Registrant's telephone number, including area code: 603-526-2116
                                                    ------------



                                Not Applicable
         --------------------------------------------------------------
         (Former name or former address, if changes since last report)
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Items 1 through 4.  Not applicable.

Item 5.

     On July 29, 1996, New Hampshire Thrift Bancshares, Inc. (the "Company") announced that it had entered into a definitive Agreement and Plan of Merger and a definitive Agreement and Plan of Reorganization, both dated July 26, 1996 ("Agreements"), with Lake Sunapee Bank, fsb, the Company's wholly-owned subsidiary and Landmark Bank. Under the Agreements, the Company will acquire Landmark Bank by merger of Landmark Bank with and into Lake Sunapee Bank. Holders of Landmark Bank's stock may elect to receive $12.00 in cash per share, or to exchange their Landmark Bank stock for stock in the Company pursuant to an exchange ratio. The total consideration to Landmark stockholders shall be comprised of 60% in stock and 40% in cash. Consummation of the merger is subject to customary conditions, including approval of the shareholders of each of Landmark Bank and the Company and the approval of all applicable regulatory authorities.

     In addition, Landmark Bank has granted Lake Sunapee Bank an option to purchase, under certain conditions, newly issued common stock of Landmark Bank in an amount of up to 19.9% of Landmark Bank's outstanding shares at an exercise price of $9.00 per share.

Item 6.  Not applicable.

Item 7.  Financial Statements and Exhibits

     The following Exhibits are filed as part of this report:

     Exhibit 1: Agreement and Plan of Merger dated as of July 26, 1996, by and between the Company, Landmark Bank and Lake Sunapee Bank, fsb.

     Exhibit 2: Agreement and Plan of Reorganization dated as of July 26, 1996, by and between the Company, Landmark Bank and Lake Sunapee Bank, fsb.

     Exhibit 3: News Release of the Company dated July 29, 1996, announcing the Agreement to Acquire Landmark Bank.

Items  8.  Not applicable.


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                                   SIGNATURES


   Pursuant to the requirements of the Securities Exchange Act of 1934, the
  registrant has duly caused this report to be signed on   its behalf by the
                     undersigned hereunto duly authorized.



                     NEW HAMPSHIRE THRIFT BANCSHARES, INC.



                    By: /s/ Stephen W. Ensign
                        ------------------------------------
                               Stephen W. Ensign
                     President and Chief Executive Officer



                             Date:   July 29, 1996


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